EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated February 26, 2016, relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective change in the Partnership's composition of reportable segments), and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Partnership for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 26, 2016

EX 23.1-1